Exhibit 99.1

OPKO HEALTH TO TRANSFER LISTING OF COMMON STOCK

TO THE NEW YORK STOCK EXCHANGE

MIAMI, FL– September 14, 2011 – OPKO Health, Inc. (NYSE Amex: OPK) (“OPKO,” “OPKO Health” or the “Company”) today announced that it has received authorization to transfer the listing of its Common Stock from the NYSE Amex to the New York Stock Exchange (“NYSE”). The Company’s Common Stock will continue to trade under the ticker symbol “OPK.” The Company’s Common Stock is expected to begin trading on the NYSE on or about September 16, 2011.

Phillip Frost, M.D., the Company’s Chairman and CEO commented, “Unparalleled access to the global investment community and improved liquidity are important benefits of listing on the NYSE. The move reflects our interest in providing our current and future investor base the most efficient market for trading OPKO’s shares. I would like to thank the NYSE Amex team for their support in managing our listing to this point.”

“As having been part of our community of listed companies with its NYSE Amex listing, we are privileged to welcome OPKO Health to the New York Stock Exchange,” said Duncan L. Niederauer, CEO, NYSE Euronext. “We value OPKO Health’s ongoing partnership and reaffirm our commitment to the company and its shareholders to provide the highest levels of market quality, liquidity and service.”

The Company has notified the NYSE Amex that it will voluntarily delist its Common Stock from the NYSE Amex. The last day of trading of the Common Stock on the NYSE Amex is expected to be on or about September 15, 2011. Until the Company’s Common Stock begins trading on the NYSE, the Company’s Common Stock will remain trading on the NYSE Amex under the ticker symbol “OPK.”

About OPKO Health, Inc.

We are a multi-national biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging our discovery, development and commercialization expertise and our novel and proprietary technologies.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding the transfer of the listing of the Company’s Common Stock from the NYSE Amex to the NYSE, the improved liquidity for our common stock, and the unparalleled access to global investment community. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include the Company’s ability to continue to comply with the NYSE listing standards and those described in our filings with the Securities and Exchange Commission. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-

looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contacts:

Steven D. Rubin

305 575-6015